EXHIBIT 5.1

[Davis Polk & Wardwell Letterhead]

650-752-2000

September 9, 2004

Re: Registration Statement on Form S-8

NetIQ Corporation
3553 North First Street
San Jose, CA 95134

Ladies and Gentlemen:

      We are acting as counsel for NetIQ Corporation (the “Company”) in connection with the filing of the Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended, relating to (i) 2,600,000 additional shares (the “1995 Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Company’s 1995 Stock Plan, as amended (the “1995 Plan”), and (ii) 800,000 additional shares (the “ESPP Shares”) of Common Stock reserved for issuance under the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”).

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments relating to the 1995 Plan and the ESPP as we have deemed necessary or advisable for the purposes of this opinion.

      Upon the basis of the foregoing, we are of the opinion that the 1995 Plan Shares and the ESPP Shares when delivered in accordance with the 1995 Plan and the ESPP, respectively, upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

      We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Davis Polk & Wardwell